PTC Announces Preliminary Second Quarter FY’15 Results;
Announces Workforce Realignment to Position for Growth and Profitability

NEEDHAM, MA., April 6, 2015 - PTC (Nasdaq: PTC) today announced that it expects revenue for the second quarter FY’15 ended April 4, 2015 to be slightly above the mid-point of the $305 million to $320 million guidance range. License & Subscription Solutions (L&SS) revenue is expected to be slightly below the mid-point of the $80 million to $95 million guidance range. The Company expects Subscription Solutions bookings, as a percentage of L&SS bookings, to be slightly below 15% for the second quarter FY’15 and above 15% on a year-to-date basis.

In addition, PTC announced that it is realigning its global workforce to increase investment in its Internet of Things business to capitalize on the substantial growth opportunity in that market and to reduce its cost structure through organizational efficiencies in the face of significant foreign currency depreciation relative to the U.S. dollar and a more cautious outlook on potential global macroeconomic conditions. The Company expects to reduce its annualized operating expense run-rate by approximately $30 million, with the full impact being achieved as it exits the third quarter of fiscal 2015. In addition, PTC continues to assess its overall pricing structure within the broader scope of its pricing, packaging, and licensing strategy.

James Heppelmann, President and CEO, said, “This realignment better-positions PTC to sharpen our strategic focus, optimize investments and deliver on long-term growth and profitability objectives.”

Management expects approximately 7% of worldwide positions (approximately 450) to be repurposed or eliminated, and to consolidate select facilities. These actions will result in a restructuring charge of approximately $45 million, the majority of which is attributable to termination benefits. Approximately $41 million of the restructuring charge will be recorded in PTC’s second quarter ended April 4, 2015, with the remainder expected to be recorded in the third quarter ending July 4, 2015, and paid primarily in PTC’s 2015 fiscal year ending September 30, 2015.

PTC will release its fiscal 2015 second quarter results on Wednesday, April 29 after the stock market closes. Senior management will host a live webcast and conference call to review the results on Wednesday, April 29 at 4:30 pm Eastern Time. The earnings press release and accompanying prepared remarks will be accessible prior to the conference call and webcast on the Investor Relations section of the Company's website at www.ptc.com.

What:	PTC Fiscal Q2’15 Conference Call and Webcast

When:	Wednesday, April 29, 2015 at 4:30 pm (ET)

Dial-in:	1-800-857-5592 or 1-773-799-3757 Call Leader: James Heppelmann Passcode: PTC

Webcast:	www.ptc.com/for/investors.htm

Replay:
  The audio replay of this event will be archived for public replay until 5:00 pm (CT) on May 9, 2015.
  Dial-in: 888-566-0674  Passcode: 1308
  To access the replay via webcast, www.ptc.com/for/investors.htm

Please note that statements made on the conference call are as of the date of the call and PTC does not assume any obligation to update any statements made live or the archived call. Matters discussed may include forward-looking statements about PTC's anticipated financial results and growth, as well as about other matters, which are based on then current plans and assumptions. Actual results in future periods may differ materially from expectations due to a number of risks and uncertainties, including those described below in Forward Looking Statements.

Forward-Looking Statements
This press release contains preliminary results for the second quarter of 2015. Actual results may differ from those stated as a result of finalization of our second quarter financial statements.
This press release also includes forward-looking statements about the expected effects of the restructuring.  Actual results may differ materially from our expectations discussed in this press release and on the earnings call due to risks and uncertainties, including the possibility that the macroeconomic climate may not improve or may deteriorate, the possibility that customers may not purchase or adopt our solutions, when or at the rates we expect, the possibility that the restructuring may not generate the savings we expect and could adversely affect our operations and our business, the possibility that our investments in our Internet of Things business may not generate the revenue we expect, and other risks and uncertainties detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

PTC, the PTC logo, and all other PTC product names and logos are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC
PTC (Nasdaq: PTC) enables manufacturers to achieve sustained product and service advantage. PTC’s technology solutions help customers transform the way they create, operate and service products for a smart, connected, world. Founded in 1985, PTC employs approximately 6,000 professionals serving more than 28,000 businesses in rapidly-evolving, globally distributed manufacturing industries worldwide. Get more information at www.ptc.com.

Contact:
PTC Investor Relations
Tim Fox, 781-370-5961
tifox@ptc.com

James Hillier, 781-370-6359
jhillier@ptc.com